UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 22, 2010
Date of Earliest Event Reported: September 14, 2010

MEDCAREERS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152444	26-1580812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Concourse Parkway, Suite 2925
Atlanta, GA  30328
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 472-7781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 OTHER EVENTS.

MedCareers Group, Inc. (the “Company,” “we” and “us”) has provided the information below regarding the status of various previously announced acquisition targets, other information regarding the Company and material events affecting the Company to advise shareholders and potential investors of the status of such transactions.  The information provided below will be updated in the Company’s Form 10-Q Quarterly Report for the period ended July 31, 2010, which filing the Company is currently deficient in filing, which is planned to be filed pending review by the Company’s auditors.

Medcareers.com Proposed Acquisition

On or around February 26, 2010, the Company entered into an agreement to acquire the business www.medcareers.com (“Medcareers.com”).  The purchase price contemplated by agreement is approximately $675,000, which is subject to adjustment based on the results of an audit, and which is expected to be paid in cash with traditional debt financing and/or seller financing with no conversion features and no dilution to Company shareholders.

The agreement has not been finalized or consummated to date and the Company is currently attempting to renegotiate the purchase price and structure of this transaction.

Medcareers.com is a job posting website for medical related jobs and formerly powered the job board for WebMD (NASDAQ:WBMD).

If the Company is successful in renegotiating the acquisition terms and closes the transaction, the Company plans to complete the transaction and promptly file the definitive documents and describe the Purchase and the operations of Medcareers.com in greater detail, including Form 10 type information regarding Medcareers.com, and audited financial statements associated therewith, assuming the consummation of the purchase.

WorkAbroad.com Acquisition

On or around March 2, 2010, we entered into a Letter of Intent to acquire the Uniform Resource Locator (“URL”) www.WorkAbroad.com (“WorkAbroad.com” and the “Purchase”).  The purchase price of the Purchase was $225,000 (the “Purchase Price”).  On March 8, 2010, the Company paid the required 10% down payment (equal to $22,500) on the purchase price to Steve Elisberg (the “Seller”).  The remaining balance due ($202,500) pursuant to the Purchase will be payable at a rate of $2,248.17 per month, beginning in April 2010, based on a 10 year amortizing loan with interest at 6% with a balloon payment of all unpaid principal and interest due 36 months after closing (the “Loan”).  The Company was current on the monthly payment obligations through September 2010; however, the Company has not made the required payment for October 2010, and was provided notice of such default by the Seller.  The Company expects to make the October payment prior to October 28, 2010, which is the date on which the Seller may exercise its remedies which include  re-directing the URL and terminating the Company’s interest in the URL.  The Company borrowed $22,500 from a third party at six percent interest which is payable in four years, which was used to make the down payment.

The parties agreed that the formal closing of the Purchase would occur upon the completion of the audit of WorkAbroad.com and the execution of definitive agreements.  The parties entered into a definitive Asset Purchase Agreement on August 10, 2010 and a formal closing of the Purchase occurred on August 10, 2010.  The Company made the initial payment to the Seller in March 2010 so that it could assume operations of WorkAbroad.com at the time of the parties’ entry into the Letter of Intent rather than waiting for the formal closing.

The repayment of the Loan is secured by a security interest over WorkAbroad.com, and if we default in the payments required under the Loan, and fail to cure such default within 15 days, the Seller can redirect the WorkAbroad.com URL and retain full ownership and control of WorkAbroad.com while also keeping all payments that have previously been made under the Loan.  As such, full title of ownership to WorkAbroad.com does not pass to the Company until the final payment is made under the Loan.  Additionally, the Seller is required to pay all registration fees associated with WorkAbroad.com until the satisfaction of the Loan by the Company.

Currently the Company does not have sufficient cash reserves to meet its contractual obligations under the Purchase and Loan and its ongoing monthly expenses, which the Company anticipates totaling approximately $150,000 over the next 12 months.  The Company has been able to continue operating to date largely from loans made by its controlling shareholder and former Chief Executive Officer, Bryan Crutchfield.  The Company is currently looking at more permanent financing opportunities, including debt or equity funding, bridge or short term loans, and/or traditional bank funding, but we have not decided on any specific path moving forward.  Until we have raised sufficient funding to pay the Purchase Price and our ongoing expenses associated with being a public company, and we have sufficient funds to support our planned operations, the Company believes that Mr. Crutchfield will continue to make loans available to the Company so that it can meet its short term needs, but there is no guarantee this will continue.

WorkAbroad.com and the operations of WorkAbroad.com are described in greater detail in the Company’s Form 8-K filing describing the WorkAbroad.com acquisition, filed with the SEC on August 11, 2010.

StaffMD Proposed Acquisition

On March 4, 2010, the Company entered into a letter of intent to acquire the business known as StaffMD which operates www.physicianwork.com (“Physicianwork.com” and the “Physicianwork Purchase”).  The purchase price will be approximately $4,000,000 and three million shares of restricted Company common stock, with $1,000,000 paid at closing and the balance payable out of the profits generated from the business with interest at 5%.

The Company has been in negotiations with the seller in order to restructure the terms of the acquisition due to the high costs of capital in the current capital market environment.    The transaction is subject to the restructuring and the completion of due diligence and execution of definitive legal documentation.

Physicianwork.com is an online job board servicing the physician community.  StaffMD has been in business for ten years and is a leading online job posting service in its niche.

In the event the transaction is closed, the Company plans to file the definitive documents and describe the Physicianwork Purchase and Physicianwork.com in greater detail, including Form 10 type information regarding Physicianwork.com, and audited financial statements associated therewith, assuming the consummation of the Physicianwork Purchase.

PHP Agreement

On May 6, 2010, we entered into a letter agreement with Premier Healthcare Professionals, Inc. (“PHP”), pursuant to which we and PHP agreed to form a strategic alliance (the “PHP Agreement”). Pursuant to the PHP Agreement, PHP agreed to assist the Company in locating potential acquisition targets and performing due diligence on such acquisition targets, and the Company agreed that in the event it closes any transaction with an acquisition target identified by PHP, PHP would manage the target for the Company pursuant to a management agreement, and the Company would pay PHP an agreed upon fee in shares of Company common stock. The Company also agreed to enter into a management agreement with PHP for a period of 12 months, which is renewable thereafter with the mutual consent of the parties, and which would also provide us the option to purchase PHP at any time for an amount equal to PHP’s then outstanding debt, provided that the Company also has the right of first refusal to match any third party purchase offer that PHP may receive and accept for any purchase price prior to the exercise of the option, subject to certain requirements described in greater detail in the PHP Agreement (the “Purchase Option”).

In connection with the PHP Agreement, the Company agreed to issue PHP 1,200,000 shares of the Company’s common stock (the “PHP Shares”), which are subject to a restriction on resale which is to be lifted upon any of the following events occurring, including in connection with 300,000 shares of common stock at such time as our staffing division generates revenues of $10 million in any one year, if ever; and lifted in connection with 300,000 shares of common stock at such time as our staffing division generates revenues of $15 million in any one year, if ever. The restriction on resale will also be lifted as to 600,000 shares of common stock when our earnings before interest, taxes, depreciation and amortization (“EBITDA”) from the staffing division is at least $2 million in any twelve month period, if ever. Finally, the restriction on resale of 200,000 shares shall be lifted upon the closing of our first acquisition of an entity operating in the staffing industry.

In the event that we fail to close any acquisitions in connection with the PHP Agreement within 12 months from the date of the parties’ entry into the PHP Agreement, the PHP Agreement can be terminated by either party, upon which termination the Purchase Option and all of the PHP Shares will be cancelled.

The restriction on resale refers to an agreed to restriction between PHP and the Company. Restrictions imposed by the securities laws will override all contractual restrictions and the Company has not undertaken to file a registration statement for any of the shares issued to PHP regardless of when the restrictions imposed by the PHP Agreement are lifted.

Nurse Staffing LOI Regarding Potential Acquisition

On May 10, 2010, we entered into a letter of intent to acquire a nurse staffing company for an aggregate of $500,000, of which total cash required for closing would be $250,000, with the remaining payments due over the following 48 months.  The consideration due to the seller would also include quarterly bonuses based on the EBITDA of the acquired assets.

This acquisition is part of the Company’s offline strategy to support its online job board strategy (as described above).  The Company does not anticipate closing this acquisition until after the StaffMD acquisition is finalized, assuming such acquisition terms can successfully be renegotiated and definitive documents agreed to.

Other Opportunities

The Company is also exploring other opportunities in the healthcare arena.  The Company continues to believe that healthcare is a growth opportunity even in the current poor economic environment.  However, as no definitive agreements are in place for these potential future opportunities to date, the Company believes it is prudent to continue to review the new opportunities in light of previously announced acquisition targets to determine the best strategy to pursue.  The Company expects that a definitive decision will be made with respect to which opportunities to pursue (including those proposed and pending transactions set forth above) and which to forego, on or before the end of November 2010.

Securities and Exchange Commission Complaint Affecting Our Officers and Director

On September 14, 2010, the Securities and Exchange Commission (the “SEC”) filed a civil complaint in the United States District Court for the Central District of California against LADP Acquisition, Inc. (“LADP Acquisition”) and its principals, William A. Goldstein and Marc E. Bercoon, the Company’s President and Director and Chief Financial Officer, respectively.  This civil enforcement action is identified as Securities Exchange Commission v. LADP Acquisition, Inc., et al., U.S. District Court--Central District of California; Case No.: 10-cv-6835-RGK.  More information regarding the complaint can be found at SEC.gov.

LADP Acquisition, Mr. Bercoon and Mr. Goldstein are vigorously defending the suit and have denied the substantive allegations in the complaint.  The Company is currently unclear of the effect such complaint will have on the Company and if it will negatively impact the value of its securities, or on Mr. Goldstein or Mr. Bercoon, personally, which in turn could have a material adverse effect on the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDCAREERS GROUP, INC.

Date: October 22, 2010	By: /s/ William Goldstein
William Goldstein
Chief Executive Officer